EXHIBIT  23

Consent  of  Independent  Public  Accountants




We consent to the incorporation by reference in Registration Statement Nos. 333-64628, 333-59938, 333-64742, 33-66780, 333-62435, 333-38847, 333-53638 and
333-59366 of IRT Partners L.P. on Form S-3 or Form S-8 of our report dated November 19, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the merger agreement of IRT Property Company with Equity One, Inc.), appearing in this Form 8-K of IRT Partners L.P.

Our audits of the financial statements referred to in our aforementioned report also included the financial statement schedule of IRT Partners, L.P., listed in
Item 7. This financial statement schedule is the responsibility of the Partnership's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.





DELOITTE & TOUCHE LLP
Atlanta, Georgia





December  5,  2002